Exhibit 16.1

Messrs. Lake & Associates CPA’s LLC
Certified Public Accountants
3295 Sw 53rd Circle
Boca Raton, FL 33486
United States

April 30, 2010

Securities and Exchange Commission
100 F Street, NE
Washington, DC 20549

Dear Ladies and Gentlemen:

We are the former independent registered public accounting firm for China Transportation International Holdings Group Limited (formerly known as China Ding Cheng Science Holdings Co., Ltd., the “Company”). We have read the Company’s disclosure set forth in Item 4.01 “Changes in Registrant’s Certifying Accountant” of the Company’s Current Report on Form 8-K dated April 30, 2010 (the “Current Report”) and are in agreement with the disclosure in the Current Report, insofar as it pertains to our firm.

Sincerely,

Messrs. Lake & Associates CPA’s LLC

By:   Jay Lake
       Name: Jay C. Lake, CPA
       Title: Member Manager